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FINANCIAL
RELATIONS BOARD

                                                                       Re:  NN, Inc.
                                2000 Waters Edge Drive
                                                                                        Johnson City, TN  37604

FOR FURTHER INFORMATION:

AT THE COMPANY:                                                                                                                                             AT FINANCIAL RELATIONS BOARD
Will Kelly                                                                                                                                                                Marilynn Meek                      Susan Garland
Vice President, Chief Administrative Officer                                                                                                     (General info)                         (Analyst info)
(423) 743-9151                                                                                                                                                         212-827-3773                           212-827-3775

FOR IMMEDIATE RELEASE
July 25, 2007

NN, INC. TO REPORT SECOND QUARTER 2007 RESULTS AND HOLD CONFERENCE CALL ON AUGUST 2, 2007

Adjusts 2007 Full Year EPS Guidance, To Take Restructuring and Other One Time Charges in Second and Third Quarters

Johnson City, Tenn., July 25, 2007 – NN, Inc. (NASDAQ: NNBR) today announced that it will release second quarter 2007 financial results for the period ended June 30, 2007 before the opening of the market on August 2, 2007.

Management will hold a conference call at 11:00 a.m. ET that day to review the Company’s results.  The call can be accessed via the internet live or as a replay at www.fulldisclosure.com.  For those who are unavailable to listen to the live broadcast, a replay will be available shortly after the call for 90 days.

The Company also announced that it is revising its previously announced 2007 full year guidance of $0.98 to $1.04 per diluted share and now expects to report earnings of $0.70 to $0.74 per diluted share, before restructuring and other one time charges, for the 2007 full year.  The reduction in guidance of approximately $0.28 to $0.30 per diluted share is due mainly to two factors: sales weakness in the Precision Metals Components Division, which accounts for approximately $0.19 per diluted share of the reduction and lower than anticipated profits from its manufacturing facility in China due to the slower than anticipated rationalization of the Company’s global production.  This accounts for approximately remaining $0.10 per diluted share of the reduction.

Roderick R. Baty, Chairman and Chief Executive Officer, commented, "Principally as a result of negative economic factors in two major end markets in our Precision Metal Components Division, HVAC and diesel engine, sales for the full year are now forecasted to be $12.0 million less than originally planned for 2007. The HVAC segment has been impacted dramatically by two factors; customer inventory build in advance of the compliance date of a new energy regulation (“13 SEER”) and the continuing slowdown of new home construction. Similarly, the 2007 diesel engine highway emissions legislation that took effect January 1, 2007, prompted a 2006 pre-buy as fleet buyers sought to avoid the expensive technology improvements mandated by new government regulation. Demand for products used in vehicles such as Class 8 trucks built in 2007 has been far lower than predicted at the beginning of the year. Despite the current unprofitable level of business in our newest Division, none of our supply contracts have been permanently affected. We anticipate a return to normal business levels in 2008 and achieving the profitability objectives we set at the time of the acquisition of Whirlaway.”

Mr. Baty continued, “With the exception of our continuing profitability problems in our China facility, our Metal Bearing Component and Rubber and Plastics Component Divisions are performing at business plan levels in terms of both revenues and profitability. Our cylindrical and tapered roller products have been strong for the first half of the year, and precision ball demand has been above our initial expectations.  However, the shift of existing and new business to our China facility has been painfully slow and revenue in the facility continues to fall below break even volume and expectations set at the beginning of the year. We will continue to work diligently during the last half of 2007 on customer approvals and integration of new business in order to achieve profitable levels of production and sales in the Chinese facility moving forward.”

Mr. James Dorton, Vice President and Chief Financial Officer commented, “In addition to our revision to full year guidance, we are taking steps to appropriately adjust our cost structure moving forward. We anticipate restructuring our European operations of the Metal Bearing Components Division which will result in our recording restructuring and other one time charges in the range of $14 million to $16 million ($13 to $15 million after-tax or $0.77 to $0.88 per diluted share), consisting of approximately $0.9 million for cash items and the remainder in adjustments to goodwill and other tangible and intangible asset values.  The majority of these charges will be taken in the second quarter with the remainder taken in the 2007 third quarter.  Further details of the restructuring and other one time charges will be released on August 2, 2007, when the Company reports its financial results for the second quarter of 2007.”

NN, Inc. manufacturers and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis.  Headquartered in Johnson City, Tennessee, NN has 14 manufacturing plants in the United States, Western Europe, Eastern Europe and China.  NN, Inc. had sales of US $330 million in 2006.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company's ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, the successful implementation of the global growth plan including development of new products and consummation of potential acquisitions and other risk factors and cautionary statements listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on 10-K for the fiscal year ended December 31, 2006.